EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 033-80679, 333-18933, 333-30955, 333-39421, 333-62889, 333-31542, 333-94907, 333-32848, 333-44556, 333-63568, 333-81752, 333-122640 and 333-135432) and registration statements on Form S-8 (Nos. 033-94400, 033-56454, 033-42156, 333-37017, 333-38206, 333-38212, 333-48632, 333-48634, 333-73868, 333-108514 and 333-128618) of Bioject Medical Technologies Inc. of our report dated April 2, 2007, with respect to the consolidated balance sheets of Bioject Medical Technologies Inc. as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2006, which appears in the December 31, 2006 Annual Report on Form 10-K of Bioject Medical Technologies Inc.

/s/ Moss Adams LLP

Portland, Oregon

April 2, 2007